STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          TELSCAPE INTERNATIONAL, INC.

                               TELEREUNION, INC.

                               TELSCAPE USA, INC.

                              JOSE LUIS APAN WONG

                            RAUL DE LA PARRA ZAVALA

                                      AND

                              ALEJANDRO APAN WONG



                               AS OF JULY 1, 1997


                               TABLE OF CONTENTS

                                   ARTICLE I

                      PURCHASE AND SALE OF STOCK; CLOSING

          1.1              PURCHASE AND SALE OF INTEGRACION STOCK       1
          1.2   INTEGRACION PURCHASE PRICE AND PAYMENT AT CLOSING       2
          1.3                                  ADDITIONAL PAYMENT       2
          1.4                      PURCHASE AND SALE OF LAN STOCK       2
          1.5           LAN PURCHASE PRICE AND PAYMENT AT CLOSING       3
          1.6                               CLOSING; CLOSING DATE       3

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

          2.1                      ORGANIZATION AND QUALIFICATION       3
          2.2                               VALIDITY OF AGREEMENT       3
          2.3                   NO APPROVALS OR NOTICES REQUIRED;
		                             NO CONFLICT WITH INSTRUMENTS       3
          2.4                                      CAPITALIZATION       4
          2.5        OWNERSHIP OF INTEGRACION STOCK AND LAN STOCK       4
          2.6                                FINANCIAL STATEMENTS       5
          2.7                                  ABSENCE OF CHANGES       5
          2.8                                         LIABILITIES       6
          2.9                       TITLE TO ASSETS; ENCUMBRANCES       6
          2.10                     ACCOUNTS RECEIVABLE; INVENTORY       7
          2.11      PROPERTIES, CONTRACTS, PERMITS AND OTHER DATA       7
          2.12                                  TAXES AND RETURNS       8
          2.13                                         LITIGATION       9
          2.14             LICENSES, PERMITS, AUTHORIZATIONS, ETC       9
          2.15                                          INSURANCE       9
          2.16                           PATENTS, TRADEMARKS, ETC       9
          2.17                                         COMPLIANCE      10
          2.18        ENVIRONMENTAL, HEALTH AND SAFETY COMPLIANCE      10
          2.19                                      LABOR MATTERS      11
          2.20            EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS      11
          2.21                       TRANSACTIONS WITH AFFILIATES      13
          2.22                                        DISCLOSURES      13
          2.23                                       CERTAIN FEES      13
          2.24            UNITED STATES SECURITIES LAW COMPLIANCE      13
          2.25                  ILLEGAL OR UNAUTHORIZED PAYMENTS;
		                                  POLITICAL CONTRIBUTIONS      14
          2.26                       WITHHOLDING OF MEXICAN TAXES      15

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          3.1           DUE ORGANIZATION; GOOD STANDING AND POWER      15
          3.2             AUTHORIZATION AND VALIDITY OF AGREEMENT      15
          3.3                    NO APPROVALS OR NOTICES REQUIRED;
		                             NO CONFLICT WITH INSTRUMENTS      15
          3.4                                        CERTAIN FEES      16

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF TELSCAPE

          4.1           DUE ORGANIZATION; GOOD STANDING AND POWER      16
          4.2             AUTHORIZATION AND VALIDITY OF AGREEMENT      16
          4.3                   NO APPROVALS OR NOTICES REQUIRED;
		                             NO CONFLICT WITH INSTRUMENTS      16
          4.4                                        SUBSIDIARIES      17
          4.5                                        CERTAIN FEES      17

                                   ARTICLE V

                    COVENANTS; ACTIONS SUBSEQUENT TO CLOSING

          5.1                    SELLERS' COVENANT NOT TO COMPETE      17
          5.2                                  FURTHER ASSURANCES      18

                                   ARTICLE VI

                             DELIVERIES AT CLOSING

          6.1                               DELIVERIES BY SELLERS      18
          6.2                            DELIVERIES BY PURCHASERS      19
          6.3                              DELIVERIES BY TELSCAPE      19

                                  ARTICLE VII

                                INDEMNIFICATION

          7.1                          INDEMNIFICATION BY SELLERS      19
          7.2               INDEMNIFICATION BY TELSCAPE COMPANIES      20
          7.3                          INDEMNIFICATION PROCEDURES      20
          7.4                            TIME LIMITS ON LIABILITY      21
          7.5                APPOINTMENT OF SELLER REPRESENTATIVE      21

                                  ARTICLE VIII

                               GENERAL PROVISIONS

          8.1             SURVIVAL OF REPRESENTATIONS, WARRANTIES
		                                           AND AGREEMENTS      22
          8.2                PAYMENT OF CERTAIN FEES AND EXPENSES      22
          8.3                                             NOTICES      22
          8.4                                           SCHEDULES      23
          8.5                                           PUBLICITY      23
          8.6                                    ENTIRE AGREEMENT      23
          8.7                             BINDING EFFECT; BENEFIT      24
          8.8                                       ASSIGNABILITY      24
          8.9                             SECTION HEADINGS; INDEX      24
          8.10                                       SEVERABILITY      24
          8.11                                       COUNTERPARTS      24
          8.12                                     APPLICABLE LAW      24
          8.13                              MEDIATION/ARBITRATION      24

                                   ARTICLE IX

                                  DEFINITIONS

          9.1                                       DEFINED TERMS      26
          9.2                    CERTAIN ADDITIONAL DEFINED TERMS      28

                             SCHEDULES AND EXHIBITS

TARGETS' SCHEDULES

     Schedule 2.1                  Qualification
     Schedule 2.3                  Approvals or Notices;
	                               Conflicts with Instruments
     Schedule 2.4                  Capital
     Schedule 2.5                  Ownership of Integracion Stock and Lan Stock
     Schedule 2.6                  Financial Statements
     Schedule 2.7                  Absence of Changes
     Schedule 2.8                  Liabilities
     Schedule 2.9                  Title to Assets; Encumbrances
     Schedule 2.10                 Accounts Receivable; Inventory
     Schedule 2.11                 Property, Contracts, Permits and Other Data
     Schedule 2.12                 Taxes and Returns
     Schedule 2.13                 Litigation
     Schedule 2.15                 Insurance
     Schedule 2.16                 Patents, Trademarks, Etc.
     Schedule 2.18                 Environmental, Health and Safety Compliance
     Schedule 2.20                 Employee Benefit Plans and Arrangements
     Schedule 2.21                 Transactions with Affiliates

 PURCHASERS' SCHEDULES

     Schedule 3.3                  Approvals or Notices;
	                               Conflicts with Instruments

 TELSCAPE'S SCHEDULES

     Schedule 4.3                  Approvals or Notices;
                                   Conflicts with Instruments

 EXHIBITS

     Exhibit A      -    Purchase Price Allocation
     Exhibit B-1    -    Promissory Note (Jose Luis Apan Wong)
     Exhibit B-2    -    Promissory Note (Raul de la Parra Zavala)
     Exhibit B-3    -    Promissory Note (Alejandro Apan Wong)
     Exhibit C-1    -    Convertible Note (Jose Luis Apan Wong)
     Exhibit C-2    -    Convertible Note (Raul de la Parra Zavala)
     Exhibit C-3    -    Convertible Note (Alejandro Apan Wong)
     Exhibit D-1    -    Warrants (Jose Luis Apan Wong)
     Exhibit D-2    -    Warrants (Raul de la Parra Zavala)
     Exhibit D-3    -    Warrants (Alejandro Apan Wong)
     Exhibit E      -    Sellers' Counsel's Opinion Letter

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), is made and entered into to be effective as of July 1, 1997, by and among JOSE LUIS APAN WONG, an individual residing in Mexico City, Mexico, RAUL DE LA PARRA ZAVALA, an individual residing in Mexico City, Mexico, and ALEJANDRO APAN WONG, an individual residing in Mexico City, Mexico, (collectively, the "SELLERS"), and TELEREUNION, INC., a Delaware corporation ("TELEREUNION"), TELSCAPE USA, INC., a Texas Corporation ("TELSCAPE USA") (Telereunion and Telscape USA are sometimes referred to herein collectively as the "PURCHASERS" and individually as a "PURCHASER"), and TELSCAPE INTERNATIONAL, INC. (AND ITS SUBSIDIARIES), a Texas corporation and the sole shareholder of Telereunion and Telscape USA ("TELSCAPE") (Purchasers and Telscape are sometimes referred to herein collectively as the "TELSCAPE COMPANIES" and individually as a "TELSCAPE COMPANY").

                              W I T N E S S E T H:

     WHEREAS, Sellers own all of the issued and outstanding capital stock (the "INTEGRACION STOCK") of Integracion de Redes, S.A. de C.V., a Mexican corporation ("INTEGRACION"), which is engaged in the data and network integration business in the United Mexican States (the "INTEGRACION BUSINESS"); and

     WHEREAS, Sellers own all of the issued and outstanding capital stock (the "LAN STOCK") of Lan and Wan, S.A. de C.V., a Mexican corporation ("LAN") (Integracion and Lan are sometimes referred to herein collectively as the "TARGETS" and individually as a "TARGET"), which is engaged in the business of providing labor and management services to Integracion (the "LAN BUSINESS"); and

     WHEREAS, Sellers desire to sell to Purchasers and Purchasers desire to acquire from Sellers, all of the capital stock of Integracion (the "INTEGRACION STOCK"), in consideration of the delivery by Purchasers and Telscape of the purchase price provided for herein, all upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, Sellers desire to sell to Purchasers and Purchasers desire to acquire from Sellers, all of the capital stock of Lan (the "LAN STOCK"), in consideration of the delivery by Purchasers of the purchase price provided for herein, all upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, Sellers hereby declare that the Targets do not have substantial power in the relevant markets for the Integracion Business and the Lan Business, respectively, in accordance with Articles 11, 13, and 18, paragraph II of the Mexican Federal Law of Economic Competition;

     WHEREAS, Sellers and Purchasers jointly declare that one of the principal purposes for this Agreement is to obtain more efficiency in the operation of the Integracion Business and Lan Business and therefore increase their respective market share;

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions of the parties contained herein, it is hereby agreed as follows:

                                   ARTICLE I

                      PURCHASE AND SALE OF STOCK; CLOSING

     1.1 PURCHASE AND SALE OF INTEGRACION STOCK. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and deliver to Purchasers and Purchasers shall purchase from Sellers all of the Integracion Stock, free and clear of all Encumbrances. At the Closing, each of Sellers shall deliver to Purchasers certificates evidencing the Integracion Stock owned by such Seller (which, in the aggregate, shall constitute all of the Integracion Stock), duly endorsed for transfer.

     1.2 INTEGRACION PURCHASE PRICE AND PAYMENT AT CLOSING. The aggregate purchase price for the Integracion Stock shall be USD
$3,320,000 (the "INTEGRACION PURCHASE PRICE").  The Purchase
Price shall be payable as follows:

          (a) The amount of USD $120,000 (the "CASH AMOUNT"). The Cash Amount shall be payable to each of the Sellers at the Closing in accordance with EXHIBIT A, at the option of the Sellers in the form of a bank cashier's check payable to the order of such Seller or in immediately available funds by confirmed wire transfer to a bank account to be designated by such Seller (such designation to occur no later than the second business day prior to the Closing
     Date).

          (b) The amount of USD $2,201,000 (the "Credit") as follows:
                    (i)  USD $300,000 due and payable on January 1, 1998;
                    (ii) USD $500,000 due and payable on January 1, 1999;
                    (iii)USD $500,000 due and payable on January 1, 2000;
                    (iv) USD $901,000 due and payable on January 1, 2001.

               The obligation of the Telereunion to pay the Credit to the Sellers shall be documented at the Closing by promissory notes issued by Telereunion as maker in the aggregate principal amount of USD $2,201,000 and bearing no interest (the "PROMISSORY NOTES"). Each Seller shall be issued a Promissory Note at the Closing in the principal amount set forth beside such Seller's name on EXHIBIT A. The Promissory Notes shall be in substantially the forms set forth on EXHIBITS B-1, B-2 AND B-3 hereto.

          (c) The amount of USD $999,000 (the "Convertible Amount") due on September 1, 1999. The Convertible Amount shall be documented at Closing by convertible promissory notes issued by Telereunion as maker in the aggregate principal amount of USD $999,000 bearing no interest and convertible into shares of Telscape Common Stock at a conversion price of USD $3.00 per share (the "CONVERTIBLE NOTES") at the option of the Sellers. Each Seller shall be issued a Convertible Note at the Closing in the principal amount set forth beside such Seller's name on EXHIBIT A. The Convertible Notes shall be in substantially the forms set forth on EXHIBITS C-1, C-2 AND C-3 hereto.

          (d) Warrants issued by Telscape to purchase 100,000 shares of Telscape Common Stock (the "WARRANTS"). Each Seller shall be issued a Warrant Certificate at the Closing for the number of Warrants set forth beside such Seller's name on EXHIBIT A. The Warrants shall be in substantially the form set forth on EXHIBIT D hereto.

     Sellers acknowledge and agree that the allocation of the Integracion Purchase Price among them as set forth on EXHIBIT A is the sole responsibility of Sellers, and none of Purchasers shall have any obligation or other responsibility with respect to such allocation.

     1.3  OTHER OBLIGATIONS.
          (A) ADDITIONAL PAYMENT. If the Data Products Gross Margin during the Earnings Period exceeds USD $8,250,000, Purchasers hereby covenant and agree to pay to Sellers an amount equal to USD $280,000 (the "ADDITIONAL PAYMENT") on or before thirty (30) days after the date of such determination.
          (B) EMPLOYMENT AGREEMENTS. Each of the Sellers shall execute and maintain an Employment Agreement (the "Employment Agreements") with Lan at the Closing in the form set forth in Exhibit E hereto.

     1.4 PURCHASE AND SALE OF LAN STOCK. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and deliver to Purchasers and Purchasers shall purchase from Sellers all of the Lan Stock, free and clear of all Encumbrances. At the Closing, each of Sellers shall deliver to Purchasers certificates evidencing the Lan Stock owned by such Seller (which, in the aggregate, shall constitute all of the Lan Stock), duly endorsed for transfer .

     1.5 LAN PURCHASE PRICE AND PAYMENT AT CLOSING. The aggregate purchase price for the Lan Stock shall be USD $10,000
(the "LAN PURCHASE PRICE"), all of which shall be payable at the Closing by wire transfer or delivery of immediately available funds to Sellers in accordance with EXHIBIT A.

     1.6 CLOSING; CLOSING DATE. The closing of the transactions provided for in this Agreement (the "CLOSING") shall take place
(i) at the offices of Santamarina y Steta, S.C., Edificio "Omega", Campos Eliseos 345-3 Piso, Col. Chapultepec Polanco, 11560 Mexico, D.F. MEXICO, at 10:00 a.m., local time, on July 22, 1997, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "CLOSING DATE."

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally represent and warrant to each of Purchasers and Telscape as follows:

     2.1 ORGANIZATION AND QUALIFICATION. Each of the Targets is a corporation duly organized and validly existing and licensed to do business under the laws of Mexico. Each of the Targets has the corporate power and authority to own, lease and operate its respective assets and to conduct its respective business as now conducted within the United Mexican States. Each of the jurisdictions in which the Targets are qualified or licensed to do business are set forth on SCHEDULE 2.1. No actions or proceedings to dissolve the Targets are pending. Sellers have caused each of the Targets to make available to Purchasers true and complete copies of the minute books (Libros de Actas de Asamblea y Libros de Sesiones de Consejo de Administracion) and stock registry books (Registro de Accionistas) of the Targets, each of which is accurate and complete, as well as the other books and records of the Targets.

     2.2 VALIDITY OF AGREEMENT. This Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles; and
(ii) with respect to Article V, the application of Article 28 of the Political Constitution of Mexico or the Mexican Federal Law of Economic Competition and its regulations , if any.

     2.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as described in SCHEDULE 2.3 hereto, the execution, delivery and performance of this Agreement by Sellers and the consummation by them of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any Applicable Law and
(ii) will not result in the creation of any Encumbrance on the Integracion Stock or the Lan Stock under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Sellers, the Targets under, or result in the creation of an Encumbrance upon any portion of the assets of the Targets pursuant to, the charters or by-laws of the Targets, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Sellers, the Targets are a party or by which any of them or any of their assets is bound or affected. Each of the Integracion Stock and the Lan Stock is transferable and assignable to Purchasers as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any person with respect of any of the Integracion Stock or the Lan Stock or the Integracion Business or the Lan Business or any of the assets of the Targets.

     2.4 CAPITALIZATION. Integracion's corporate capital is represented by 500 shares of common stock, Mex.Cy. $100.00 par value, which are subscribed and fully paid-in. Lan's corporate capital is represented by 50,000 shares of common stock, Mex. Cy. $1.00 par value, which are subscribed and fully paid-in. The legal ownership of such shares as recorded in the Stock Registry Book is as set forth on SCHEDULE 2.4 hereto. All of the issued and outstanding shares of each of the Targets have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and have been issued in compliance with all Applicable Laws (including Mexican federal and state securities laws). The Integracion Stock constitutes all shares of the outstanding capital stock of Integracion. The Lan Stock constitutes all shares of the outstanding capital stock of Lan. Except as set forth on SCHEDULE 2.4, there are outstanding (i) no shares of capital stock or other voting securities of the Targets, (ii) no securities of the Targets convertible into or exchangeable for shares of the capital stock or other voting securities of the Targets, (iii) no options or other rights to acquire from the Targets, and no obligation of the Targets to issue or sell, any shares of its capital stock or other voting securities or any securities of the Targets convertible into or exchangeable for such capital stock or voting securities, (iv) no equity equivalents, interest in the ownership or earnings, or other similar rights of or with respect to the Targets, and (v) no shares of any other entity owned by the Targets. There are (and as of the Closing Date there will be) no outstanding obligations of the Targets to repurchase, redeem or otherwise acquire any shares, securities, options, equity equivalents, interests or rights. Neither of the Targets has any Subsidiaries.

     2.5 OWNERSHIP OF INTEGRACION STOCK AND LAN STOCK. Each Seller is the legal owner of, and upon consummation of the transactions contemplated hereby Purchasers will acquire, good, valid and marketable title to, the number of shares of Integracion Stock and Lan Stock set forth opposite the name of such Seller on SCHEDULE 2.5, free and clear of all Encumbrances.

     2.6 FINANCIAL STATEMENTS. Set forth on SCHEDULE 2.6 are accurate and complete copies of (i) Targets' unaudited consolidated balance sheet as of December 31, 1996 (the
"1996 UNAUDITED BALANCE SHEET") and the related unaudited consolidated statements of income, stockholders' equity and cash flows for each of the year then ended, and the notes and schedules thereto (the "1996 UNAUDITED FINANCIAL STATEMENTS") and
(ii) the Targets' unaudited consolidated balance sheet as of April 30, 1997 (the "April Unaudited Balance Sheet") and the related unaudited statements of income, stockholders' equity and cash flows for the four month period then ended (the "April UNAUDITED FINANCIAL STATEMENTS") (the 1996 Unaudited Balance Sheet, 1996 Unaudited Financial Statements, April Unaudited Balance Sheet, and April Unaudited Financial Statements are collectively, the "FINANCIAL STATEMENTS"). The Financial Statements and the notes and schedules thereto were prepared in conformity with GAAP by BDO Hernandez, Lozano, Marron, Lebrija ("BDO") as independent public accountants. The Financial Statements are true and correct, and are in accordance with the books and records of the Targets, and present fairly, accurately and completely the financial condition of Targets as of the dates, and for the periods, indicated, and have been prepared in accordance with GAAP consistently applied and each of the Financial Statements are certified by the Chief Financial Officer of the Targets. As of June 30, 1997 the aggregate net book value (computed in accordance with GAAP) of the Targets will be at least USD $1,108,000. To the extent that the net book value is less than USD $1,108,000 ("Deficiency"), the Integracion Purchase Price shall be reduced dollar for dollar by the amount that the net book value is less than USD $1,108,000 by reducing dollar for dollar the Convertible Note by an amount equal to the Deficiency.

     2.7 ABSENCE OF CHANGES. Except as disclosed on SCHEDULE 2.7, since the date of the Audited Balance Sheet, there has not been nor will there be any material change in the assets, liabilities, financial condition, or operations of the Targets from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate have had or will have a material adverse effect on such assets, liabilities, financial condition, or operations. Without limiting any of the foregoing, since the date of the Audited Balance Sheet, except as disclosed on
SCHEDULE 2.7 the Targets have not:

          (a) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, absolute or contingent, except current liabilities incurred in the ordinary course of business;

          (b)  mortgaged, pledged, or subjected to any
     Encumbrance (or agreed to do so with respect to) any of their assets, or discharged or satisfied any Encumbrance, or paid or satisfied any obligation or liability other than in the ordinary course of business and consistent with past practice;

          (c) sold or transferred, or agreed to sell or transfer, any of their assets, or canceled or agreed to cancel, any debts due them or claims therefor, except, in each case, for full consideration and in the ordinary course of business;

          (d)  engaged in any transactions adversely
     affecting the Integracion Business and the Lan
     Business, or their respective assets, or suffered any extraordinary losses or waived any rights of substantial value not in the ordinary course of business;

          (e)  purchased or agreed to purchase any
     securities, bonds, or any other capital stock or assets of any other entity with cash or liquid assets, or used cash or liquid assets to incur debts, for matters not within the ordinary course of business or not for appropriate corporate purposes;

          (f) increased any salaries or granted or agreed to grant, or paid, or agreed to pay, any bonus, loan, incentive payment or other item of value or made any other similar agreement, to or with any of its directors, officers or agents except as compensation in the ordinary course of business for appropriate services performed;

          (g) declared or paid any dividend or made any other distribution to their shareholders other than the declaration by Integracion of a dividend for USD
     $170,000 (or its Peso equivalent);

          (h) made or agreed to make any changes in their bylaws (estatutos) or capital structure other than those changes required in order for this transaction to be consummated;

          (i)  entered into any representative,
     distributorship, service, installation, support and maintenance, agency or other similar agreement (other than in the normal ordinary course of business);

          (j) incurred or suffered any damage, destruction, or loss, whether or not covered by insurance, materially affecting the Integracion Business or Lan
     Business or any of their respective assets;

          (k)  made or applied to make any change in
     accounting methods or practices, including for tax purposes; or

          (l) entered into any agreement, commitment or understanding, whether or not in writing, with respect to any of the foregoing.

     2.8 LIABILITIES. Except as set forth in SCHEDULE 2.8, the Targets have no liabilities or obligations, either accrued, absolute, contingent, or otherwise that have had or will have a material adverse effect on the value or business of the Targets, and Sellers have no knowledge of any potential liability that it reasonably believes would likely result in a material adverse effect on the value or business of the Targets, other than those reflected or reserved against in the Audited Balance Sheet.

     2.9  TITLE TO ASSETS; ENCUMBRANCES.  Except as set forth in
SCHEDULE 2.9:

          (a) Each of the Targets has good and indefeasible title to its assets, whether real, personal or intangible, free and clear of all Encumbrances except as reflected in the Financial Statements and liens granted or incurred by Seller in the ordinary course of its business or financing of office equipment, office space, furniture and computers in the ordinary course of its business;

          (b) There are no parties in possession of any of the assets of the Targets other than personal property held by third parties in the reasonable and ordinary course of business. Each of the Targets enjoys full, free and exclusive use and quiet enjoyment of its assets and its rights pertaining thereto. The Targets enjoy peaceful and undisturbed possession under all leases under which it is a lessee, and all such leases are legal, valid and binding obligations of the Targets, enforceable against the Targets in accordance with its terms.

     2.10 ACCOUNTS RECEIVABLE; INVENTORY. All accounts receivable reflected on the Audited Balance Sheet or on the accounting records of the Targets as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserve shown on the Balance Sheet or on the accounting records of the Targets as of the Closing Date (which reserves are adequate and calculated consistently with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any setoff. The inventories and work in progress reflected on the Audited Balance Sheet and those items of inventory constructed or acquired by the Targets and the work performed by the Targets after the date of the Audited Balance Sheet, except to the extent disposed of or billed since such date in the ordinary conduct of the business by the Targets, are, in the case of such inventory, in good, merchantable and usable condition, and, in the case of such work in progress, represent work completed in accordance with the requirements of any applicable contract, and, in each case, have been reflected on the books of the Targets in accordance with GAAP. Except as set forth on
SCHEDULE 2.10 hereto, all such inventories and work in progress are owned by the Targets free and clear of any Encumbrances.

     2.11 PROPERTIES, CONTRACTS, PERMITS AND OTHER DATA.

          (a) SCHEDULE 2.11 hereto contains a complete and correct list of, and summaries of all the material specifications and details of, all contracts, contract proposals, outstanding bids, maintenance and service agreements, purchase commitments for materials and other services, distribution agreements, leases under which the Targets is a lessor or lessee and other agreements pertaining to the Integracion Business and the Lan Business to which the Targets or any affiliate of the Targets is a party, the benefits of which are enjoyed in the Integracion Business or the Lan Business or to which any of the assets of the Targets is subject;

          (b) SCHEDULE 2.11 hereto contains a complete and correct list of the real estate leased by the Targets (the "REAL ESTATE"); neither of the Targets owns any real estate; and
          (c) SCHEDULE 2.11 hereto contains a complete and correct list of all Permits relating to the development, use, maintenance or occupation of the properties or Real Estate leased by the Targets, or used in the operation of the Integracion Business or the Lan Business.

     True and complete copies of all documents (including all amendments thereto) referred to in SCHEDULE 2.11 hereto have been delivered to or made available for inspection by Purchasers. All rights, licenses, leases, registrations, applications, contracts, commitments, Permits and other arrangements by Sellers, the Targets referred to in SCHEDULE
     2.11 are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not in the aggregate have an adverse effect on the assets of the Targets or on their respective results of operations. The Targets and any of their respective affiliates are not in breach or default in the performance of any material obligation thereunder and to the best knowledge of Sellers, no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as set forth in
     SCHEDULE 2.11 hereto, there are no contracts, agreements, licenses, Permits, franchises or rights to which the Targets or affiliates of the Targets is a party which are material to the ownership of any of the assets of the Targets, or to the conduct of the Integracion Business or the Lan Business as conducted by the Targets. Except as described on
     SCHEDULE 2.11 hereto, the Targets have and will have following the Closing, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities required for the conduct of the business as presently conducted. There are no outstanding powers of attorney relating to or affecting the Targets. None of the Targets is a guarantor for or otherwise liable for any liability or obligation (including indebtedness of any other person).

     2.12 TAXES AND RETURNS. The Targets have caused to be timely filed with appropriate Mexican federal, state, local and other Governmental Entities all Tax Returns required to be filed with respect to the Targets or the conduct of the Integracion Business and the Lan Business and have paid, caused to be paid, or adequately reserved in the Financial Statements all Taxes due or claimed to be due from or with respect to such Tax Returns. Except as set forth on SCHEDULE 2.12, no extension of time has been requested or granted with respect to the filing of any Tax Return or payment of any Taxes, and no issue has been raised or adjustment proposed by the Mexican Treasury (Secretaria de Hacienda y Credito Publico) or any other taxing authority in connection with any of the Targets' Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any Mexican federal, state or local Tax Returns that include or reflect the use and operation of the Targets or the conduct of the Integracion Business and the Lan Business. Except as set forth on SCHEDULE 2.12, neither Sellers nor the Targets have received or have knowledge of any notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to the Targets or the conduct of the Integracion Business and the Lan Business from any taxing authority. None of the Targets has taken action which is not in accordance with past practice that could defer any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

     2.13 LITIGATION. Except as described in SCHEDULE 2.13 hereto, (i) there is no litigation, proceeding, claim or governmental investigation pending or, to the knowledge of any of Sellers or the Targets, threatened seeking relief or damages which, if granted, would adversely affect the Targets, any of their respective assets, or the ability of Purchasers to use and operate the assets of the Targets or which would prevent the consummation of the transactions contemplated by this Agreement and (ii) neither Sellers nor the Targets have been charged with any violation of or, to the knowledge of either Sellers, threatened with a charge or violation of, nor are Sellers aware of any facts or circumstances that, if discovered by third parties, could give rise to a charge or a violation of, any provision of Applicable Law or regulation which charge or violation, if determined adversely to any of Sellers or the Targets would adversely affect the Integracion Business or the Lan Business or the results of operations of the Targets or that might reasonably be expected to affect the right of Purchasers to own the Integracion Stock and the Lan Stock or operate the Integracion Business and the Lan Business after the Closing Date in substantially the manner in which it is currently operated. None of the Targets or Sellers (or to the knowledge of the Sellers, any, employee or agent of any of them) has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any broker, finder, agent, governmental official or other person, in any matter related to the Integracion Business and Lan Business, which Sellers, or any director, officer, employee or agent of the Targets knows or has reason to believe to have been illegal under any Applicable Law.

     2.14 LICENSES, PERMITS, AUTHORIZATIONS.  Each of the
Targets holds all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of any type required to operate its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such approval, authorization, consent license, order, franchise, right, registration or permit.

     2.15 INSURANCE. SCHEDULE 2.15 hereto sets forth a list and brief description of the insurance policies relating to the insurable properties of the Targets and the conduct of the Integracion Business and the Lan Business of the Targets. All premiums due and arising thereon have been paid and such policies are in full force and effect.

     2.16 PATENTS, TRADEMARKS. Attached hereto as SCHEDULE 2.16 is a schedule of all (i) patents, trademarks, service marks, works of authorship, tradenames, brandnames and copyrights, and licenses or other rights with respect to any of the foregoing, and other licenses, rights or permits, owned or possessed by each of the Targets, all of which are in good standing, in full force and effect, and are free and clear of all Encumbrances, and (ii) of all patent applications of each of the Targets presently on file and pending or which are presently being prepared for filing. SCHEDULE 2.16 lists all intellectual property necessary for the operation of the Integracion Business and the Lan Business as now conducted and as proposed to be conducted. No patent or patent application of the Targets is involved in any interference proceeding. None of the Targets is using, and does not have any plan to manufacture, use or sell, anything which would violate or infringe on any patent or proprietary right of any other person, firm or corporation or which would require a license under any such patent or proprietary right. None of the Targets has received any communications alleging that the Targets has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights, works of authorship or trade secrets or other proprietary rights in processes of any other person or entity.

     2.17 COMPLIANCE. Each of the Targets has complied in all material respects with all laws, and is not in violation of any bylaws (estatutos) charter or other corporate restrictions or any law, ordinance, requirement, regulation, judgment, injunction, award, decree, or other order applicable to its business, the violation of which would be likely to have a material adverse effect on Targets, the Integracion Business and the Lan Business. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Targets are a party or by which it is bound, any provision of any Mexican federal or state judgment, decree, order, injunction, writ, statute, rule or regulation applicable to or binding upon Targets, which materially adversely affects the business, prospects, condition, affairs or operations of the Targets or any of its properties or assets.

     2.18 ENVIRONMENTAL, HEALTH AND SAFETY COMPLIANCE. Except as described on SCHEDULE 2.18 hereto, to the best of Sellers' knowledge:

          (a) each of the Targets is, and has continuously been, in compliance with all Environmental Laws;

          (b) all material notices, Permits, licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operation of the Integracion Business and the Lan Business have been obtained or filed;

          (c) there are no past, pending or threatened investigations, proceedings or claims against the Targets relating to the presence, release or remediation of any Hazardous Material or for non-compliance with any Environmental Law;

          (d) Hazardous Materials have not been treated, stored or disposed of on, to or from any property relating in any way to the Targets or that is or was owned or leased by the Targets;

          (e) none of the properties owned, leased or operated by the Targets have been used as landfill or waste disposal sites or contain any underground storage tanks;

          (f) no conditions or circumstances are known to the Targets or Sellers to exist or to have existed with respect to the Targets that could give rise to any remedial action under, or impose any liability on the Targets or Purchasers with respect to any Environmental Law;

          (g) neither Sellers nor the Targets has received any notice or claim, and none of them is aware of any facts suggesting, that the Targets are or may be liable to any person as a result of any Hazardous Material generated, treated or stored at any real estate at any time owned or leased by the Targets or discharged, emitted, released or transported from any real estate at any time owned or leased by the Targets or any other source in the conduct of the business of the Targets;

          (h) no conditions or circumstances are known by Sellers or the Targets to exist or to have existed, and no activities are known by Sellers or the Targets to be occurring or to have occurred, that are resulting or have resulted in the exposure of any person or property to a Hazardous Material such that the owner of the Real Estate or of the Integracion Business and the Lan Business may in the future be liable to such persons or to the owners of such property for personal or other injuries or damages resulting from such exposure; and

     For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given asset or operation of the Targets, all applicable laws, statutes, ordinances, rules and regulations of any Governmental Entity pertaining to protection of the environment in effect as of the Closing Date. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law.

     2.19 LABOR MATTERS. Neither of the Targets has suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees. Neither of the Targets is a party to any collective bargaining agreement; no such agreement determines the terms and conditions of employment of any employee of the Targets; no collective bargaining agent has been certified as a representative of any of the employees of the Targets; and no representation campaign or election is now in progress with respect to any of the employees of the Targets. Each of the Targets has, as of the Closing Date, made all Sistema de Ahorro para el Retiro ("SAR") payments required by Applicable Law to the Mexican Treasury (Secretaria de Hacienda y Credito Publico), the Mexican Social Security Institute (Instituto Mexicano del Seguro Social) or special SAR accounts opened at Mexican banks in the name of each employee of the Targets. The Targets have complied in all material respects with all laws relating to the employment of labor in the conduct of the Integracion Business and the Lan Business, including provisions thereof relating to wages, hours, equal opportunity and the payment of pension contributions, social security and other taxes.

     2.20 EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.

          (a) SCHEDULE 2.20 hereto lists all employee benefit plans and collective bargaining, labor and employment agreements and severance agreements or other similar arrangements, whether or not in writing (together with all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument) to which the Targets are (or ever has been) a party or by which the Targets are (or ever has been) bound, including, without limitation, (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, or (3) any employment agreement.

          (b) Sellers and the Targets have delivered to Purchasers true, correct and complete copies of all plan documents and/or contracts (including, where applicable, any documents and/or instruments establishing or constituting any related trust, annuity contract or funding instrument) and summary plan descriptions with respect to the plans, agreements and arrangements listed in SCHEDULE 2.20 hereto, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing. In addition, Sellers and the Targets have provided Purchasers with (a) true, correct and complete copies of any and all written communications notices or claims that Sellers or the Targets have received from the Mexican Treasury (Secretaria de Hacienda y Credito Publico), the Mexican Social Security Administration (Instituto Mexicano del Seguno Social) or a Mexican Labor Law Court (Juntas de Conciliacion y Arbitraje) concerning any plan, arrangement or agreement identified in
     SCHEDULE 2.20 hereto that give notice of possible imposition of a fine, penalty or liability with respect to such plan, arrangement or agreement and (b) true, correct and complete copies of any complaints, petitions, claims or other notices of liability relating to any such plan, arrangement or agreement that have been filed by any other party.

          (c) For each of the plans, agreements and arrangements identified in SCHEDULE 2.20 hereto, there are no negotiations, demands or proposals that are pending or have been made since the dates of the respective items furnished pursuant to Section 2.20(b) hereto which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Section.

          (d) The Targets and each of the plans, agreements and arrangements identified in SCHEDULE 2.20 hereto are in full compliance with the applicable provisions of the Mexican Income Tax Law, the Mexican Fiscal Code of the Federation and the Mexican Federal Labor Law, the regulations and published authorities thereunder, and all other laws applicable with respect to all such employee benefit plans, agreements and arrangements. Each of Sellers and the Targets have performed all of their respective obligations under all such plans, agreements and arrangements including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best knowledge of Sellers, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such plans, agreements or arrangements.

     2.21 TRANSACTIONS WITH AFFILIATES.  Except as set forth on
SCHEDULE 2.21, no shareholder, officer, director or employee of Sellers or Targets, nor any affiliate of such persons, is presently a party to any transaction with any of Sellers or Targets, including without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to, any such person or entity. Notwithstanding the foregoing, Integracion and Lan have entered into that certain Labor Services Agreement dated January 1, 1997, pursuant to which Lan provides to Integracion labor and management services (the "SERVICES AGREEMENT"). Integracion has, as of the Closing Date, made all payments due and owing under the Services Agreement to Lan and Lan has made all payments required by Applicable Law, including, but not limited to the payment of mandatory profit sharing as required by the Mexican Federal Labor Law, to its employees.

     2.22 DISCLOSURES.  Neither this Agreement nor any
Exhibit or Schedule hereto, nor any certificate or other instrument furnished to Purchasers or Telscape, or its counsel, by Seller in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

     2.23 CERTAIN FEES. None of Sellers, the Targets, nor any of the officers, directors or employees of the Targets on their behalf, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     2.24 UNITED STATES SECURITIES LAW COMPLIANCE. Solely for Purchasers' compliance with the federal and state securities laws of the United States of America and without limiting or affecting the other representations, warranties, covenants or agreements of Purchasers hereunder, each Seller further represents and warrants as follows:

          (a) Sellers have received from Purchasers and have had access to such information as they deem necessary for the acquisition of the Promissory Notes, Convertible Notes and Warrants (the "SECURITIES"), including, without limitation, the following documents, in each case as filed with the Securities and Exchange Commission (the "SEC"):

                    (i)  Telscape's Annual Report on Form 10-K
          for the year ended December 31, 1996;

                    (ii) Telscape's Quarterly Report on Form 10-
          KSB for the quarter ended March 31, 1997;

                    (iii)Telscape's Proxy Statement for its
          Annual Meeting of Shareholders held in 1997; and

                    (iv) all Current Reports on Form 8-K filed with the SEC since 12/31/96.

     Sellers have had, to the best of their knowledge, full access to all other information of Purchasers requested by Sellers;

          (b) Sellers understand that the acquisition of securities hereunder is intended to be exempt from registration under the Securities Act of 1933, as amended
     (the "ACT");

          (c) Sellers or their advisors have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Purchasers concerning the acquisition of the Securities hereunder and all such questions have been answered to the satisfaction of Sellers;

          (d) Sellers will not sell or otherwise transfer the Securities without registration of such Securities under the Act or an exemption therefrom, and fully understand and agree that Sellers must bear the economic risk of their acquisition for an indefinite period of time because, among other reasons, the Securities have not been registered under the Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless the Securities are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to Purchasers and their counsel. Sellers represent that they are willing and able to bear the economic risk of their investment in the Securities, have no need for liquidity with respect thereto, are able to sustain a complete loss of their investment, and are purchasing such Securities for their own account for investment and not with a view to resale or distribution thereof except in compliance with the Act;

          (e) Each of Sellers are an accredited investor as such term is defined in Rule 501(a) of Regulation D promulgated under the Act;

          (f) Sellers have such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks to them of an investment in the Securities;

          (g) Sellers are purchasing the Securities for their own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Act; and

          (h) Each of Sellers is not a U.S. Person and is not acquiring the securities for the account or benefit of any U.S. Person.

     2.25 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. None of the Targets or the Sellers (or to the best of the Sellers' knowledge, any of their respective employees, agents, or other representatives or any other business entity or enterprise with which the Targets are or have been affiliated or associated,) has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, in contravention of applicable law, (a) as a kickback or bribe to any person, or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Targets. None of the Targets has violated any Mexican federal or state antitrust statutes, rules or regulations, including, without limitation, those relating to unfair competition, price fixing, bid rigging or collusion.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     Each of Purchasers hereby represents and warrants to Sellers as follows:

     3.1 DUE ORGANIZATION; GOOD STANDING AND POWER. Telereunion is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Telscape USA is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Purchasers has all corporate power and authority to enter into this Agreement (and each other agreement expressly provided for herein) and to perform its respective obligations hereunder and thereunder.

     3.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement and the Promissory Notes and Convertible Notes by each of Telereunion and Telscape USA, as the case may be, and the consummation by Purchasers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by Purchasers of this Agreement and the Promissory Notes, Convertible Notes and Warrants and the consummation by Purchasers of the transactions contemplated hereby and thereby. This Agreement has been and at Closing the Promissory Notes, Convertible Notes and Warrants will have been duly executed and delivered by Telereunion and Telscape USA, as the case may be, and constitute a legal, valid and binding obligation of Telereunion and Telscape USA, as the case may be, enforceable against each in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

     3.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as disclosed on SCHEDULE 3.3, the execution, delivery and performance of this Agreement by Purchasers and the consummation by them of the transactions contemplated hereby
(i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to Purchasers, and
(ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Purchasers, under the charter or bylaws of Purchasers or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which any of Purchasers is a party or by which any of Purchasers or any of their assets or properties is bound.

     3.4 CERTAIN FEES. None of Purchasers nor any of their respective officers, directors or employees, on behalf of them, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF TELSCAPE

     Telscape hereby represents and warrants to Sellers as follows:

     4.1 DUE ORGANIZATION; GOOD STANDING AND POWER. Telscape is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Telscape has all corporate power and authority to enter into this Agreement (and each other agreement expressly provided for herein) and to perform its respective obligations hereunder and thereunder.

     4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement and the Convertible Notes and Warrants by Telscape and the consummation by Telscape of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by Telscape of this Agreement and the Convertible Notes and Warrants and the consummation by Telscape of the transactions contemplated hereby and thereby. This Agreement has been and at Closing the Convertible Notes and Warrants will have been duly executed and delivered by Telscape and constitute a legal, valid and binding obligation of Telscape, enforceable against it in accordance with their terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

     4.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as disclosed on SCHEDULE 4.3, the execution, delivery and performance of this Agreement by Telscape and the consummation by it of the transactions contemplated hereby
(i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to Telscape, and
(ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Telscape, under the charter or bylaws of Telscape or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which any of Telscape is a party or by which any of Telscape or any of its assets or properties is bound.

     4.4 SUBSIDIARIES. Telscape owns all of the issued and outstanding capital stock of Telereunion and Telscape USA.

     4.5 CERTAIN FEES. Neither Telscape nor any of its officers, directors or employees, on behalf of them, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                                   ARTICLE V

                    COVENANTS; ACTIONS SUBSEQUENT TO CLOSING

     5.1  SELLERS' COVENANT NOT TO PERFORM UNFAIR COMPETITION.
In order to prevent any unfair competition by the Sellers with respect to the Targets and the Telscape Companies, to protect the information, technology, know-how, intellectual property whichthe Targets and the Telscape Companies have, or may develop in the future, to prevent a situation of disadvantage to the Telscape Companies and the Targets against their competitors, and to avoid a decrease of efficiency in the operation of the Telscape Companies and the Targets or any kind of possible loss or detriment to the corporate capital, goodwill and the market competitiveness of the Telscape Companies and the Targets, the parties hereto agree that , each of the Sellers will not at any time for a period of time commencing on the Closing Date and ending on the later of (i) two (2) years following the Closing Date, or (ii) two (2) years following the termination of such Seller's Employment Agreement, directly or indirectly, acting alone or as a member of a partnership or as a holder of in excess of five percent (5%) of any security of any class, or as a consultant to or representative of, any corporation or other business entity:

          (a) engage in any business in competition with the Integracion Business as conducted by the Targets at the date hereof in those geographic areas in which such Integracion Business is conducted or has been conducted within one (1) year prior to the Closing Date or engage in any business in competition with the Telscape Companies at the date hereof in those geographic areas in which the Telscape Companies have conducted business within one (1) year prior to the Closing Date; or

          (b) request any present or future customer or supplier of the Telscape Companies or Integracion Business and the Lan Business as conducted by Purchasers to curtail or cancel its business with Purchasers or the Telscape Companies; or

          (c) unless otherwise required by law, disclose to any person, firm or corporation any details of organization or business affairs of the Telscape Companies or the Targets or the Integracion Business, any names of past or present customers of the Targets or Telscape Companies or any other non-public information concerning the Integracion Business or the Targets or the Telscape Companies; or

          (d) induce or attempt to influence any employee of the Telscape Companies or the Purchasers or the Targets to terminate his or her employment.

The parties hereto agree and acknowledge that Purchasers would be substantially damaged in the event of a breach of this Section
5.1 by Sellers, which damages the parties estimate of USD
$750,000. Accordingly, Sellers further agree that Purchasers may file suit against Sellers and any of their affiliates based on a breach of this section and seek to recover the amount of damages provided in this Section 5.1. Sellers understand and agree that the act of Purchasers in entering into this Agreement, and Purchasers' covenants and payments hereunder, shall and do constitute sufficient consideration for Sellers to this Section 5.1.

Provisions of this Section 5.1 shall not apply (i) if the Mexican Federal Competition Commission issues a written opinion or regulation by means of which it is stated that the obligations herein contained are in violation of the provisions of the Federal Law of Economic Competition, or (ii) if the Employment Agreements are terminated early without severance in full to the Sellers according the Law.

     5.2 FURTHER ASSURANCES. From time to time after the Closing, Sellers will execute and deliver, or cause to be executed and delivered, without further consideration, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Purchasers or Telscape may reasonably request in order to more effectively transfer, convey, assign and deliver to Purchasers, and to place Purchasers in possession and control of any of the Integracion Stock and Lan Stock or to enable Purchasers to exercise and enjoy all rights and benefits of Sellers with respect thereto. Specifically, Sellers shall cooperate with Purchasers to provide notice to the Mexican National Registry of Foreign Investments (Registro Nacional de Inversiones Extranjeras) of the purchase of the Integracion Stock and Lan Stock by Purchasers within forty (40) days from the effective date of this Agreement.

     5.3 PERSONAL GUARANTEES. Purchasers agree to take such steps as they deem, in their sole discretion, necessary to relieve Jose Luis Apan Wong and Alejandro Apan Wong of their obligations under the personal guarantees set forth in Schedule 5.3.

     5.4 ADVISORY SEAT ON TELSCAPE BOARD OF DIRECTORS. For so long as either the Promissory Notes or the Convertible Notes are outstanding, the Sellers may appoint one representative to the Telscape Board of Directors as a non-voting advisor. Such individual shall have the right to attend all Telscape Board meetings but shall not have the right to vote on any matter or to be compensated for serving as an advisor to the Board of Directors.

     5.5 CAPITALIZATION. Purchasers agree to provide the capital after Closing necessary to enable Integracion to pay the $170,000 dividend referenced in Section 2.7(g).

     5.6 RELEASE OF BOARD OF DIRECTORS. Purchasers agree to hold a shareholders meetings following the Closing Date for each of the Targets to replace the Board of Directors for each Target and ratify the past actions of the Board of Directors to the extent that they have complied with the obligations set forth in
Article 157, et. seq., of the Mexican General Law of Commercial Corporations. Notwithstanding anything to the contrary contained herein, this provision shall not release Sellers from any obligation under this Agreement.

     5.7  SPECIAL BASKET FOR UNCOLLECTED ACCOUNTS RECEIVABLE.
Purchasers may exercise their indemnification rights under
Article VII with respect to any Accounts Receivable referenced in
Section 2.10 that are not collected after Closing but only to the extent that such amount exceeds USD $50,000.

                                   ARTICLE VI

                             DELIVERIES AT CLOSING

     6.1 DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver the following to the Purchasers:

          (a) original stock certificates representing the Integracion Stock and the Lan Stock, endorsed to the Purchasers in accordance with Sections 1.1 and 1.4 hereof, respectively, and any other documents necessary to transfer to Purchasers good title to the Integracion Stock and the Lan Stock;

          (b) an opinion of Lic. Alberto de la Parra, counsel to the Sellers, in the form of that attached hereto as EXHIBIT E;

          (c) originals of the incorporation charter (Acta Constitutiva) of each of the Targets certified by a Mexican notary public and
	 registered with the Public Registry of Commerce and Property of the Federal District;

          (d) originals of the books and records of the Targets referred to in Section 2.1;

          (e)  originals of the Registry of Shareholders
     (Registro de Accionistas) for the Targets;

          (f) Employment Agreements executed by each Seller and Integracion (each an "EMPLOYMENT AGREEMENT"; and

          (g) the resignations, effective as of the Closing, of each director of the Targets.

     6.2 DELIVERIES BY PURCHASERS. At the Closing, Purchasers shall deliver the following to Sellers:

          (a)  the Cash Amount of the Integracion Purchase Price;

          (b)  the Promissory Notes;

          (c)  the Convertible Notes; and

          (d)  the Lan Purchase Price.

     6.3 DELIVERIES BY TELSCAPE. At the Closing, Telscape shall deliver the following to the Sellers:

		  (a)  the Warrants.

                                  ARTICLE VII

                                INDEMNIFICATION

     7.1 INDEMNIFICATION BY SELLERS. Subject to the provisions of this Article VII, Sellers, jointly and severally, shall protect, indemnify and hold harmless Purchasers and Telscape, each officer, director and agent of Purchasers and each person who controls Purchasers in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, court costs and reasonable attorneys', and accountants' fees and disbursements, and any Mexican federal, state or local income, value-added or withholding taxes payable in respect of the receipt of cash or money in discharge of the foregoing (collectively referred to herein as "DAMAGES") to which Purchasers or Telscape may become subject if such Damages arise out of or are based upon:

          (a) the breach of any of the representations and warranties, covenants or agreements made by Sellers or the Targets in this Agreement, including the Exhibits and Schedules hereto, or in any certificate or instrument delivered by or on behalf of Sellers or the Targets;

          (b) other than those set forth in Schedule 2.13, any lawsuit, claim or proceeding of any nature existing at or prior to the Closing, or arising out of any act or transaction of Sellers or the Targets, or arising out of facts or circumstances that existed at or prior to the Closing that are related to the Targets, their respective assets or the operation of the Integracion Business or the Lan Business; and

          (c) any liabilities for Taxes, whether Mexican or United States federal, state or local taxes, incurred or accrued by Sellers as a result of the consummation of the transactions contemplated in this Agreement;

The obligations by Sellers pursuant to Section 7.1 (b) herein to indemnify Purchasers and Telscape, among others, shall in no event exceed the greater of USD $2,000,000.00 or the fair market value of the shares of Telscape underlying the Convertible Notes (333,000 shares of Telscape Common Stock) upon the exercise by Purchasers of its rights under Section 7.4 (e) hereof.

Notwithstanding anything to the contrary contained in this
Section 7.1, the Sellers shall be only severally liable for any Damages that may arise under Article V.

     7.2 INDEMNIFICATION BY TELSCAPE COMPANIES. Subject to the provisions of this Article VII, each of the Telscape Companies shall protect, indemnify and hold harmless Sellers, in respect of any Damages to which Sellers may become subject if such Damages arise out of or are based upon the breach of any of the representations, warranties, covenants or agreements made by the Telscape Companies in this Agreement, including the Exhibits and Schedules hereto, or in any certificate delivered by or on behalf of the Telscape Companies pursuant to this Agreement.

     7.3 INDEMNIFICATION PROCEDURES. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

          (a) If any person shall notify an indemnified party (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim for indemnification (a "CLAIM") against the Telscape Companies or Sellers (the "INDEMNIFYING PARTY") under this Article VII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (subject to any limitations contained in Article VII) of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (iii) the Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

          (c) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (d) In the event any of the conditions in Section 7.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will remain responsible for any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Article VII.

          (e) The Purchasers may offset any Claims against any of the obligations owing to the Sellers under this Agreement,
	 the Warrants and the Convertible Notes.

     7.4 TIME LIMITS ON LIABILITY. Anything contained in this Agreement to the contrary notwithstanding, the indemnity liability of any party for indemnity shall only extend to matters for which a bona fide Claim has been asserted by written notice of such Claim delivered to the Indemnifying Party on or before the fourth anniversary of the Closing Date. Notwithstanding the foregoing, any Claims asserted in connection with the breach of the representation and warranties contained in Sections 2.5, 2.9, 2.12, 2.24 and 2.25 shall not, subject to applicable statues of limitations, expire pursuant to this Section 7.4 and may be made at any time following the Closing Date.

     7.5 APPOINTMENT OF SELLER REPRESENTATIVE. Sellers hereby appoint Jose Luis Apan Wong as their representative, who shall have full power and authority to make all decisions relating to the defense and/or settlement of any claims for which Sellers may be required to indemnify Purchasers (and vice versa) and to take such other actions (and any other actions reasonably related or ancillary thereto) provided to be taken after the Closing by Sellers. Decisions and actions by Jose Luis Apan Wong, including, without limitation, any agreement between Jose Luis
Apan Wong and Purchasers relating to the defense or settlement of any claims for which Sellers may be required to indemnify
Purchasers, shall be binding upon all of Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. If Jose Luis Apan Wong shall die or become incapacitated then the other Sellers (acting by a majority vote) shall select another representative from among Sellers (or their heirs, executors, administrators or personal representatives) to replace Jose Luis Apan Wong, which representative shall have the same rights and authorities as Jose Luis Apan Wong hereunder. By their execution of this Agreement, Sellers shall be deemed to have agreed that (i) the provisions of this Section 7.5 are independent and separable, irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Section 7.5 would be inadequate, (iii) Purchasers shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if it brings an action to enforce the provisions of this
Section 7.5, (iv) the provisions of this Section 7.5 shall be binding upon the heirs, executors, administrators, personal representatives and successors of each Seller, and (v) any reference in this Agreement to a Seller shall mean and include the successors to the Seller's rights hereunder, whether pursuant to a testamentary disposition, the laws of descent and distribution, or otherwise.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
The representations, warranties and agreements contained in this Agreement shall survive the Closing.

     8.2 PAYMENT OF CERTAIN FEES AND EXPENSES. Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers' fees, attorneys' fees and accountants' fees; provided, however, that Sellers shall be responsible for all such fees and expenses incurred by Integracion and Lan.

     8.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or by facsimile, but only if confirmed by a return receipt, as follows:

          (a)  If to Sellers' Representative:

                    Jose Luis Apan Wong
                    Cataratas 60-13 Col.
                    Ampliacion los
                    Alpes, Mexico, D.F.
                    Federal Mexico

               with a copy to:

                    Alberto de la Parra
                    C/O Santamarina y Steta
                    Edificio "Omega"
                    Campos Eliseos 345-3 Piso
                    Col. Chapultepec Polanco
                    11560 Mexico, D.F. Mexico

                    Alejandro Apan Wong
                    Pedro Santacilia 241
                    Col. Ixtaccihuatl
                    03520, Mexico D.F.

                    Raul de la Parra Zavala
                    Emilio Rabasa 69
                    Cto, Juristas Satelite
                    53100, Naucalpan
                    Edo. Mex.

          (b)  If to Purchasers:

                    TELEREUNION, INC.
                    4635 SOUTHWEST FREEWAY,
                    SUTIE 800
                    HOUSTON, TEXAS  77027
                    ATTN: TODD M. BINET

				with a copy to:

                    Gardere Wynne Sewell & Riggs, L.L.P.
                    333 Clay, Suite 800
                    Houston, Texas 77002
                    Attention: Eric A. Blumrosen
                    Facsimile: (713) 308-5555

          (c)  If to Telscape:

				    Telscape International, Inc.
                    4635 Southwest Freeway, Suite 800
                    Houston, Texas 77027
                    Attention: Todd M. Binet
                    Facsimile: (713) 968-0930

                with a copy to:

                    Gardere Wynne Sewell & Riggs, L.L.P.
                    333 Clay, Suite 800
                    Houston, Texas 77002
                    Attention: Eric A. Blumrosen
                    Facsimile: (713) 308-5555

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth business day after the mailing thereof.

     8.4 SCHEDULES. All statements contained in any exhibit, schedule, appendix, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

     8.5 PUBLICITY. Sellers shall promptly advise and cooperate with Purchasers prior to the issuance by the Targets or any of the Targets' directors, officers, employees or agents of any press release with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, without the prior consent of Purchasers, neither Sellers nor any of its directors, officers, employees or agents shall issue any press release which includes the name of any of Purchasers or their affiliates.

     8.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     8.7 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, personal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.8 ASSIGNABILITY. This Agreement shall not be assignable by Sellers without the prior written consent of Purchasers or by Purchasers without the prior written consent of Sellers; provided, however, that any of Purchasers shall be entitled to assign this Agreement to an affiliate of such Purchaser without the consent of Sellers.

     8.9 SECTION HEADINGS; INDEX. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     8.10 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. If the operation or application of any provision of this Agreement leads to the application of fines, penalties or sanctions pursuant to the enforcement of Applicable Law, the parties agree to strike such provision from this Agreement and substitute same for a similar provision that is not in conflict with Applicable Law.

     8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     8.12 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of Mexico.

     8.13 MEDIATION/ARBITRATION. The parties hereto will attempt to settle any dispute, difference or claim arising between them regarding the interpretation, performance or enforcement of this Agreement ("DISPUTE") through direct discussion, and, if that is not successful, they will submit any Dispute to mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA"). If, in the opinion of either party, the parties are unable to agree on a mediator, and a time and place for mediation, such party may submit the Dispute to the AAA in Houston, Texas for mediation in Houston, Texas under the AAA's rules, and the AAA shall appoint a mediator who shall be fluent in English and Spanish and who will provide simultaneous translations throughout the mediation. The mediator shall be an expert in the telecommunications industry with experience in international telecommunications projects. The parties shall attend such mediation for a period of at least three entire consecutive working days.

          (a) If the parties are unable to resolve the Dispute through mediation as provided in the preceding paragraph, the Dispute shall be submitted to arbitration, and neither party shall have the right to file suit against the other. Except to the extent specifically provided in this clause, the administrative aspects of the arbitration will be governed and controlled by the International Chamber of Commerce ("ICC"), and the arbitration, including the rendering of the award, shall take place in Houston, Texas. The arbitration shall be settled in accordance with the International Commercial Arbitration Rules of the ICC. However, in the case of any conflict between the provisions of said rules and the provisions of this Agreement, the provisions of this Agreement shall govern.

          (b) The arbitral tribunal shall be composed of three arbitrators. Each party shall appoint one arbitrator. If a party fails to appoint an arbitrator within ten days after the date the claimant's demand for arbitration is communicated to the other party ("NOTIFICATION DATE"), the ICC shall make such appointment. The two arbitrators thus appointed shall attempt to agree upon the appointment of a neutral arbitrator to serve as chairman of the arbitral tribunal. If said two arbitrators fail to agree upon the appointment of such neutral arbitrator within three days after the Notification Date, the ICC shall make such appointment.

          (c) The decision of the arbitral tribunal shall be final and binding upon the parties. Unless the parties subsequently agree in writing to terminate the arbitration, the submission to arbitration shall continue to have effect until the final award has been made. Judgment upon the decision and an award made by the arbitral tribunal may be entered by any court of competent jurisdiction. All decisions of the arbitral tribunal must be made by a majority vote, including, but not limited to, the following issues: the decision, damages, costs of the proceedings, and the compensation of the arbitrators. The arbitral tribunal must render the award in writing to all parties and their representatives pursuant to the notification provision of this Agreement.

          (d) The languages to be used in the arbitration proceeding shall be English with simultaneous translation in Spanish available for Sellers at Sellers' cost if requested in writing. Any decision or award of the arbitral tribunal shall be based solely on the provisions of this Agreement; provided, however, that to the extent that the subject matter for the decision or award is not provided for in such provisions, it shall be based on the substantive law of Mexico (except its conflict of laws principles).

          (e) With respect to the initial appearance of the parties in the arbitration proceeding and with respect to the arbitral award, notification thereof shall be made personally to the parties at the addresses indicated in
     Section 8.3 above through the judicial authority of the domicile of the party to whom notification is directed, unless the law of the place of notification permits another form of notification. All other notifications and communications arising from the arbitral proceeding may be made to the parties by facsimile, confirmed in writing sent via registered first class mail, return receipt requested, postage prepaid, to such party's facsimile number and/or address specified in Section 8.3.

          (f) In the event that the losing party, if any, fails or refuses to comply with the arbitral award within ten business days following the date on which it is notified of the award, the prevailing party, the arbitrator or their attorneys-in-fact may immediately proceed to request the judicial approval necessary for the execution before a competent judge of the domicile of the losing party or before any other court of competent jurisdiction. Any award of monetary damages shall bear interest at the lesser of eighteen percent (18%) per annum in U.S. currency or the maximum contractual rate permissible under the laws of the jurisdiction of the party against which the award is granted. Further, the party against which the award is made shall reimburse the cost of counsel's fees (and related costs) to the prevailing party with interest accruing from the date such fees or costs were incurred at the lesser of eighteen percent (18%) per annum in U.S. currency or the maximum contractual rate permissible under the law of the jurisdiction of the party against which the award is granted.

          (g) At the commencement of the arbitration proceeding, the parties will deposit, in equal proportions, an amount sufficient to cover all expenses and fees, which amount will be determined by the arbitrator or, as the case may be, by the AAA. All of the expenses that arise from the arbitral proceedings, as well as the fees of the arbitrator, will be paid by the losing party, if any, as determined by the arbitrator. Said losing party shall reimburse the other party the amounts deposited by said other party at the commencement of the arbitration.

          (h) The validity of this Section 8.13 shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York, June
     10, 1958) to which Mexico and the United States of America are parties.

                                   ARTICLE IX

                                  DEFINITIONS

     9.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given it below:

          "AFFILIATE" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

          "APPLICABLE LAW" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

          "DATA PRODUCTS" means any equipment or service used in private telecommunications networks for the transport of data, voice or video under the following technologies:
     Ethernet, Token Ring, MAN, WAN, HDLC, SDLC, SNA, X.25, Frame Relay, X.400, ATM, Gigabit Ethernet, Fast Ethernet or any new technology that replaces it or arrives in the future. 3Com, Newbridge, Cisco, Sun Microsystems, Bay Networks, Nortel Magellan and Hewlett Packard are examples of Data Product manufacturers. Data Products also includes all workstations, servers, software, components and any element for their operation or monitoring of such equipment. Provided, however, that any wiring and related products dedicated only for voice shall not be included in Data Products.

          "DATA PRODUCTS GROSS MARGIN" shall mean the difference between (i) the total revenues (net of any returns of product or allowances and net of any bad debt expenses associated with such sales) generated from the sale of Data Products by Integracion or Telereunion and (ii) the direct costs incurred to generate such sales. Data Products Gross Margin shall be determined in accordance with GAAP applied on a consistent basis.

          "EARNINGS PERIOD" means the four year period ending
     December 31, 2000.

          "ENCUMBRANCES" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

          "GAAP" means generally accepted U.S. accounting principles as in effect on the date of this Agreement.

          "GOVERNMENTAL ENTITY" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (mexican or foreign).

          "INTELLECTUAL PROPERTY" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

          "MEXICO" means the United Mexican States.

          "PERMITS" means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

          "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

          "PROCEEDINGS" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

          "SUBSIDIARY" means, with respect to any corporation, any corporation more than thirty (30) percent of whose outstanding voting securities, or any partnership, joint venture, or other entity more than thirty (30) percent of whose total equity interests is owned, directly or indirectly, by such corporation.

          "TAXES" means any income taxes or similar assessments or any sales, excise, occupation, use, value-added ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any Mexican federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

          "TAX RETURN" means any return or report, including any related or supporting information, with respect to Taxes.

          "TELSCAPE COMMON STOCK" means the common stock, USD
     $0.001 par value, of Telscape.

          "USD" means the lawful currency of the United States of America.

          "U.S. PERSON" means any natural person resident in the United States of America, its territories and possessions and the District of Columbia.

     9.2 CERTAIN ADDITIONAL DEFINED TERMS. In addition to such terms as are defined in Section 9.2, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

     DEFINED TERMS                                REFERENCE

     AAA                                          Section 6.13
     Accounts Receivable                          Section 2.10
     Act                                          Section 2.24
     Additional Payments                          Section 1.3
     Agreement                                    Preamble
     Audited Balance Sheet                        Section 2.6
     Audited Financial Statements                 Section 2.6
     Cash Amount                                  Section 1.2
     Claim                                        Section 5.3
     Closing                                      Section 1.5
     Closing Date                                 Section 1.5
     Convertible Notes                            Section 1.2
     Damages                                      Section 5.1
     Dispute                                      Section 6.13
     Employment Agreements                        Section 6.1(d)
     Environmental Laws                           Section 2.18
     Financial Statements                         Section 2.6
     Hazardous Material                           Section 2.18
     Indemnified Party                            Section 5.3
     Indemnifying Party                           Section 5.3
     Integracion                                  Recitals
     Integracion Business                         Recitals
     Integracion Purchase Price                   Section 1.2
     Integracion Stock                            Recitals
     Lan                                          Recitals
     Lan Business                                 Recitals
     Lan Purchase Price                           Section 1.4
     Lan Stock                                    Recitals
     Telscape USA                                 Preamble
     Notification Date                            Section 6.13
     Promissory Notes                             Section 1.2
     Purchaser; Purchasers                        Preamble
     Real Estate                                  Section 2.11
     SAR                                          Section 2.19
     SEC                                          Section 2.24
     Securities                                   Section 2.24
     Sellers                                      Preamble
     Services Agreement                           Section 2.21
     Target; Targets                              Preamble
     Telereunion                                  Preamble
     Telscape                                     Preamble
     Telscape Company; Telscape Companies         Preamble
     Unaudited Financial Statements               Section 2.6
     Warrants                                     Section 1.2

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                              JOSE LUIS APAN WONG


                                   Jose Luis Apan Wong

                              RAUL DE LA PARRA ZAVALA


                                   Raul de la Parra Zavala

                              ALEJANDRO APAN WONG


                                   Alejandro Apan Wong


                              TELSCAPE INTERNATIONAL, INC.

                                   By:

                                   Name:

                                   Title:


                              TELEREUNION, INC.

                                   By:

                                   Name:

                                   Title:


                              TELSCAPE

                                   By:

                                   Name:

                                   Title:

                                   EXHIBIT A

                          ALLOCATION OF PURCHASE PRICE
                                     (USD)

                                             INTEGRACION PURCHASE PRICE
                                         PRINCIPAL AMOUNT  PRINCIPAL AMOUNT
                             CASH               OF                OF
    SELLER                  AMOUNT       PROMISSORY NOTES  CONVERTIBLE NOTES
Jose Luis Apan Wong         USD $ 61,200  USD $1,122,510      USD $509,490

Raul de la Parra Zavala     USD $ 18,000  USD $  330,150      USD $149,850

Alejandro Apan Wong         USD $ 40,800  USD $  748,340      USD $339,660

                            USD $120,000  USD $2,201,000      USD $999,000

                                          LAN PURCHASE
                           NUMBER OF         PRICE
    SELLER                 WARRANTS         (CASH)
Jose Luis Apan Wong         51,000        USD $ 3,700

Raul de la Parra Zavala     15,000        USD $ 3,800

Alejandro Apan Wong         34,000        USD $ 2,500

                           100,000        USD $10,000